	EXHIBIT 21
HONEYWELL INTERNATIONAL INC.
SUBSIDIARIES OF THE REGISTRANT

	Country or State	Percent
Name	of Incorporation	Ownership

ADI-Gardiner Limited	United Kingdom	100%
AlliedSignal Aerospace Service Corporation	Delaware	100%
EMS Aviation, Inc.	New Jersey	100%
Grimes Aerospace Company	Delaware	100%
Hand Held Products, Inc	Delaware	100%
Honeywell (China) Co., Ltd.	China	100%
Honeywell Aerospace de México, S. de R.L. de C.V.	Mexico	100%
Honeywell ASCa Inc.	Canada	100%
Honeywell Automation India Limited	India	75%
Honeywell Automotive Parts Services (Shanghai) Co., Ltd.	China	100%
Honeywell Aerospace Avionics Malaysia Sdn Bhd.	Malaysia	100%
Honeywell Aerospace UK	United Kingdom	100%
Honeywell Co., Ltd.	Korea	100%
Honeywell Control Systems Ltd.	United Kingdom	100%
Honeywell Deutschland GmbH	Germany	100%
Honeywell Electronic Materials, Inc.	Washington	100%
Honeywell Europe NV	Belgium	100%
Honeywell Finance LP	Delaware	100%
Honeywell Holdings Pty. Ltd.	Australia	100%
Honeywell International Sàrl	Switzerland	100%
Honeywell International Services S.r.l.	Romania	100%
Honeywell Japan Inc.	Japan	100%
Honeywell Korea, Ltd.	Korea	100%
Honeywell Limited	Australia	100%
Honeywell Limited Honeywell Limitee	Canada	100%
Honeywell Luxembourg Holding S.a.r.l.	Luxembourg	100%
Honeywell Pte. Ltd.	Singapore	100%
Honeywell Specialty Chemicals Seelze GmbH	Germany	100%
Honeywell spol. sr.o.	Czech Republic	100%
HONEYWELL TECHNOLOGIES Sarl	Switzerland	100%
Honeywell Technology Solutions Inc.	Delaware	100%
Honeywell Technology Solutions Lab Pvt. Ltd.	India	100%
Honeywell UK Limited	United Kingdom	100%
Life Safety Distribution AG	Switzerland	100%
LXE LLC	Delaware	100%
Maxon Corporation	Indiana	100%
Metrologic Instruments, Inc.	New Jersey	100%
Norcross Safety Products L.L.C.	Delaware	100%
Novar ED&S Limited	United Kingdom	100%
Honeywell Safety Products Europe SAS	Delaware	100%
Sperian Protection Europe SAS	France	100%
UOP LLC	Delaware	100%
UOP Russell LLC	Delaware	70%